Exhibit 99.5

FOURTH AMENDMENT TO THE
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
NHP/PMB L.P.

This FOURTH AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NHP/PMB L.P., dated as of April 1, 2011 (this “Amendment”), is being executed by NHP/PMB GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of NHP/PMB L.P., a Delaware limited partnership (the “Partnership”).  Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Partnership Agreement (as defined below).

WHEREAS, the General Partner, the Limited Partners and Nationwide Health Properties, Inc., a Maryland corporation (for the sole purpose of agreeing to the provisions of Article XVI thereof) entered into that certain Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2008, as amended by the First Amendment thereto, dated as of May 12, 2008, the Second Amendment thereto, dated as of February 9, 2009, and the Third Amendment thereto, dated as of February 1, 2010 (as so amended, the “Partnership Agreement”);

WHEREAS, Section 7.3(c) of the Partnership Agreement authorizes the General Partner to amend the Partnership Agreement, without the Consent of any Limited Partners, as may be required to facilitate or implement a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity; and

WHEREAS, the General Partner desires to amend the Partnership Agreement to cure an ambiguity that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendment to Definition of “Adjustment Factor.”  Clause (ii) of Section 4.3(c) of the Partnership Agreement is hereby amended to read in its entirety as follows:

“(ii)         In order to provide funds or other assets to the Partnership in connection with or relating to any closing under the Contribution Agreement or the Pipeline Agreement, or to otherwise make any payments required to be made by the Partnership pursuant to the Contribution Agreement or the Pipeline Agreement, the General Partner, the Operating Partnership or any Affiliate of the General Partner may make a Capital Contribution to the Partnership in cash, or, to the extent expressly provided for under the Contribution Agreement or the Pipeline Agreement, in the form of cash equivalents or Contributed Property, and shall receive, in exchange therefor, a number of Class B Partnership Units equal to (A) the amount of such cash, (B)

the value of such cash equivalents, or (C) the Agreed Value of any Contributed Property, in any such case, divided by the applicable price of a REIT Share used to determine the number of Class A Partnership Units issued at, in connection with or relating to such closing, or such other price as may be specified in the Contribution Agreement or the Pipeline Agreement, as the case may be.”

2.                                       Applicable Law.  This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

3.                                       Effect of Amendment.  In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

4.                                       Ratification.  Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

NHP/PMB GP LLC, a Delaware limited liability company

By:	NHP OPERATING PARTNERSHIP L.P.,
its sole member

By:	NHP GP LLC,
its general partner

By:	NATIONWIDE HEALTH PROPERTIES, INC.,
its sole member

By:	/s/ Abdo H. Khoury
Name: Abdo H. Khoury
Title: Chief Financial & Portfolio Officer
Executive Vice President